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                     May 21, 2020

       Chen Franco-Yehuda
       Chief Financial Officer
       Pluristem Therapeutics Inc.
       Matam Advanced Technology Park
       Building No. 5
       Haifa, Israel, 3508409

                                                        Re: Pluristem
Therapeutics Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 30,
2020
                                                            File No. 001-31392

       Dear Ms. Franco-Yehuda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Ron Ben-Bassat